Exhibit 7

Amendment to Call Option Agreement

This Amendment to the Call Option Agreement (the “Amendment”) is made and entered into as of January 29, 2024 (the “Effective Date”), by and among Mr. Viki Hackmon, Israeli ID#033847799 (“Hakmon”), and L.I.A. Pure Capital Ltd., a company organized and existing under the laws of the State of Israel (“Pure”). Each of Pure and Hakmon are referred to collectively herein as the “Parties” and each separately as a “Party”.

WHEREAS, the Parties have entered into that certain Call Option Agreement dated November 14, 2021 (the “Call Option Agreement”); and

WHEREAS, the Call Option Agreement includes certain provisions which the Parties mutually wish to amend, effectively as of the Effective Date, as set forth herein.

NOW, THEREFORE, the Parties agree to amend the Call Option Agreement as follows:

1.	The Amendment

1.1.	As of the Effective Date, the following shall be added as Section 1.4:

“Notwithstanding anything to the contrary contained herein, no exercise of any portion of this Call Option shall be effected and any such exercise shall be null and void and treated as if never made, to the extent that after giving effect to such exercise, Pure would beneficially own in excess of 4.99% of the number of issued and outstanding Ordinary Shares of the Company immediately after giving effect to such exercise.”

2.	Miscellaneous

2.1.	This Amendment shall be deemed for all intents and purposes as an integral part of the Call Option Agreement and/or any amendment thereof. All capitalized terms used in this Amendment and not defined hereto, shall have the meanings attributed to them in the Call Option Agreement. In the event of any inconsistency between the provisions of this Amendment and the provisions of the Call Option Agreement and/or any amendment thereof, this Amendment shall prevail. Except as provided explicitly hereto, all other provisions of the Call Option Agreement shall continue to be in full force and effect, mutatis mutandis.

2.2.	This Amendment supersedes all prior agreements, written or oral, between the Parties relating to the subject matter of this Amendment.

2.3.	Any provision of this Amendment may be amended, waived or modified only upon the written consent of both Parties.

[Signature Page Follows]

In Witness Whereof, the Parties have executed this Amendment as of the date written below.

Viki Hackmon		L.I.A. Pure Capital Ltd.

	/s/ Viki Hackmon	By:	/s/ Kfir Zilberman
		Name:	Kfir Zilberman
		Title:	Chief Executive Officer
Date:	February 19, 2024	Date:	February 19, 2024

[Signature Page to Amendment to Call Option Agreement]